Exhibit 4.4

GLOBAL NOTE

THIS SUBORDINATED NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SUBORDINATED NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SUBORDINATED NOTE REGISTERED, AND NO TRANSFER OF THIS SUBORDINATED NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

THE RIGHTS OF THE HOLDER OF THIS SUBORDINATED NOTE ARE, TO THE EXTENT AND IN THE MANNER SET FORTH IN SECTION 12.01 OF THE INDENTURE, SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS OF THE COMPANY, AND THIS SUBORDINATED NOTE IS ISSUED SUBJECT TO THE PROVISIONS OF THAT SECTION 12.01, AND THE HOLDER OF THIS SUBORDINATED NOTE, BY ACCEPTING THE SAME, AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS. THE PROVISIONS OF SECTION 12.01 OF THE INDENTURE AND THE TERMS OF THIS PARAGRAPH ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF SCOTLAND.

CUSIP No. 539439 AM1

ISIN No. US539439AM10

LLOYDS BANKING GROUP PLC

4.582% Subordinated Debt Securities due 2025

No. [●]	$[●]

LLOYDS BANKING GROUP PLC (herein called the “Company,” which term includes any successor person under the Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $[●] ([spelled out] dollars) on December 10, 2025 or on such earlier date as the principal hereof may become due in accordance with the terms hereof and to pay interest thereon semi-annually in arrears on June 10 and December 10 of each year, commencing on December 10, 2016, and ending on December 10, 2025 (each, a “Payment Date”). Interest so payable on any Payment Date shall be paid to the Holder in whose name this Subordinated Note is registered on the 15th calendar day immediately preceding the relevant Payment Date, whether or not such day is a Business Day, as defined in the Indenture (each a “Regular Record Date”). If (i) the Company fails to pay any installment of interest on any Subordinated Note on or before its Payment Date and such failure continues for 14 days or (ii) the Company fails to pay all or any part of the principal of any Subordinated Note on any date on which such principal shall otherwise have become due and payable, whether upon redemption or otherwise, and such failure continues for seven days (each of (i) and (ii), a “Default”), the Trustee may commence a proceeding for the winding up of the Company or a Qualifying Administration, provided that the Trustee may not, upon the occurrence of a Default, declare the principal amount of any of the Outstanding Subordinated Notes to be due and payable.

Interest shall accrue on this Subordinated Note from day to day from June 10, 2016 or from the most recent Payment Date at the rate of 4.582% per annum, until the principal amount hereof is paid or made available for payment.

Payments of interest on this Subordinated Note shall be computed on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed in such period.

Payment of the principal amount of (and premium, if any) and any interest on, this Subordinated Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such payment shall be made to the Holder including through a Paying Agent of the Company outside the United Kingdom for collection by the Holder. If the date for payment of the principal amount hereof (and premium, if any) or interest thereon is not a Business Day, then (subject as provided in the Indenture) such payment shall be made on the next succeeding Business Day with the same force and effect as if made on such date for payment and without any interest or other payment in respect of such delay.

Prior to due presentment of this Subordinated Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Subordinated Note is registered as the owner of such Subordinated Note for the purpose of receiving payment of principal and interest, if any, on such Subordinated Note and for all other purposes whatsoever, whether or not such Subordinated Note be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Reference is hereby made to the further provisions of this Subordinated Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Subordinated Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Subordinated Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Subordinated Notes into shares or other securities or other obligations of the Company or another person; and/or (iii) the amendment or alteration of the maturity of the Subordinated Notes, or amendment of the amount of interest due on the Subordinated Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the Subordinated Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. With respect to (i), (ii) and (iii) above, references to principal and interest shall include payments of principal and interest that have become due and payable (including principal that has become due and payable at Maturity), but which have not been paid, prior to the exercise of any U.K. bail-in power. Each Holder and Beneficial owner of the Subordinated Notes further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under the Subordinated Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, a “U.K. bail-in power” is any write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company and the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the Banking Act 2009 as the same has been or may be amended from time to time (whether pursuant to the Banking Reform Act 2013, secondary legislation or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, amended, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power).

IN WITNESS WHEREOF, the Company has caused this Subordinated Note to be duly executed.

Dated: [●], 2016

LLOYDS BANKING GROUP PLC

By:
Name:
Title:

[Signature Page to 2045 Global Note No. [●]]

CERTIFICATE OF AUTHENTICATION

This is one of the Subordinated Notes of the series designated herein referred to in the within-mentioned Indenture.

Dated: [●], 2016

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[Signature Page to 2045 Global Note No. [●]]

[REVERSE OF SECURITY]

This Subordinated Note is one of a duly authorized issue of securities of the Company (herein called the “Subordinated Notes”) issued and to be issued in one or more series under a Subordinated Indenture, dated as of November 4, 2014 (herein called the “Subordinated Indenture”), between the Company, as issuer, and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Subordinated Indenture), as supplemented by the Sixth Supplemental Indenture, dated as of [●], 2016, between the Company and the Trustee (the “Sixth Supplemental Indenture, and, together with the Subordinated Indenture, the “Indenture”) to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Subordinated Notes and of the terms upon which the Subordinated Notes are, and are to be, authenticated and delivered.

This Subordinated Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $[●]. The Company may, from time to time, without the consent of the Holders of the Subordinated Notes, issue additional Subordinated Notes of one or more of the series of Subordinated Notes issued under the Subordinated Indenture, having the same ranking and the same interest rate, Maturity, redemption terms and other terms as the Subordinated Notes, except for the price to the public, issue date, first Interest Payment Date and temporary CUSIP, ISIN and/or other identifying numbers, provided that such additional Subordinated Notes must be fungible with the outstanding Subordinated Notes for U.S. federal income tax purposes. Any such additional Subordinated Notes, together with the Subordinated Notes of the applicable series, may constitute a single series of Subordinated Notes under the Subordinated Indenture and shall be included in the definition of “Securities” in the Subordinated Indenture where the context requires.

The Subordinated Notes will constitute our direct, unconditional, unsecured and subordinated obligations ranking pari passu without any preference among themselves and ranking junior in right of payment to the claims of any existing and future unsecured and unsubordinated indebtedness of the Company.

The rights of the Holders of the Subordinated Notes of this series are, to the extent and in the manner set forth in Section 12.01 of the Indenture, subordinated to the claims of all Senior Creditors of the Company, and this series of Subordinated Notes is issued subject to the provisions of that Section 12.01, and the Holders of this series of Subordinated Notes, by accepting the same, agree to and shall be bound by such provisions. The provisions of Section 12.01 of the Indenture and the terms of this paragraph are governed by, and shall be construed in accordance with, the laws of Scotland.

If an Event of Default occurs with respect to Subordinated Notes of any series, then in every such case the Trustee or the Holder or Holders of not less than 25% in aggregate principal amount of the Outstanding Subordinated Notes of this series may declare the principal amount, together with accrued interest (if any), and Additional

Amounts (if any), payable on such Subordinated Notes, of all the Subordinated Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holder or Holders), and upon any such declaration such amount shall become immediately due and payable.

Except as otherwise provided in Article 5 of the Indenture, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of the Subordinated Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Subordinated Indenture or in aid of the exercise of any power granted herein, or to enforce any other legal or equitable right vested in the Trustee by the Subordinated Indenture or by law, provided, however, that the Company shall not, as a result of the bringing of such judicial proceedings, be required to pay any amount representing or measured by reference to the principal of, or any interest on, the Subordinated Notes prior to any date on which the principal of, or any interest on, the Subordinated Notes would have otherwise been payable by the Company.

If a Default occurs, the Trustee may commence a proceeding for the winding-up of the Company and/or prove in a winding-up of the Company or a Qualifying Administration, provided that the Trustee may not, upon the occurrence of a Default, declare the principal amount of any of the Outstanding Subordinated Notes to be due and payable.

Failure to make any payment in respect of this Subordinated Note shall not be a Default if such payment is withheld or refused and an Opinion of Counsel is delivered to the Trustee concluding that such sums were not paid in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, provided, however, that the Trustee may by notice to the Company require the Company to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the Trustee may be advised in an Opinion of Counsel, upon which opinion the Trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case the Company shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such action results in a determination that the relevant payment can be made without violating any applicable law, regulation or order then the provisions of the preceding sentence shall cease to have effect and the payment shall become due and payable on the expiration of 14 days (in the case of payments under clause 5.03(a) of the Indenture) or seven days (in the case of payments under clause 5.03(b) Indenture) after the Trustee gives written notice to the Company informing it of such resolution.

Subject to applicable law, no Holder may exercise or claim any right of set-off, counterclaim, combination of accounts, compensation or retention in respect of any amount owed to it by the Company arising under or in connection with the Subordinated Debt Securities. The Holders of Subordinated Debt Securities by their acceptance thereof will be deemed to have waived any right of set-off, counterclaim, combination of accounts, compensation and retention with respect to the Subordinated Debt Securities or this Subordinated Indenture (or between the obligations under or in respect of any Subordinated Debt Securities and any liability owed by a Holder to the Company) that they might otherwise have against the Company

No remedy against the Company other than as referred to in Article 5 of the Indenture shall be available to the Trustee or the Holders, whether for the recovery of amounts owing in respect of the Subordinated Notes or under the Indenture or in respect of any breach by the Company of any of its other obligations under or in respect of the Subordinated Notes or under the Subordinated Indenture, except that the Trustee and the Holders shall have such rights and powers as they are required to have under the Trust Indenture Act.

Amounts to be paid on the Subordinated Notes will be made without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges or fees imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (the “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If at any time a Taxing Jurisdiction requires the Company to make such deduction or withholding, the Company will pay additional amounts with respect to the principal of, interest and any other payment on, the Subordinated Notes (“Additional Amounts”) that are necessary in order that the net amounts paid to the Holders of Subordinated Notes, after the deduction or withholding, shall equal the amounts which would have been payable on the Subordinated Notes if the deduction or withholding had not been required. However, this will not apply to any such tax, levy, impost, duty, charge or fee, which would not have been deducted or withheld but for the fact that:

(i)       the Holder or the Beneficial Owner of the Subordinated Note is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, the Taxing Jurisdiction or otherwise having some connection with the Taxing Jurisdiction other than the holding or ownership of a Subordinated Note, or the collection of any payment of, or in respect of, principal of, or any interest, or other payment on, any Subordinated Note;

(ii)       except in the case of winding-up in the United Kingdom, the relevant Subordinated Note is presented (where presentation is required) for payment in the United Kingdom;

(iii)       the relevant Subordinated Note is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to the Additional Amounts on presenting the same for payment at the close of that 30 day period;

(iv)       the Holder or the Beneficial Owner of the relevant Subordinated Note or the Beneficial Owner of any payment of, or in respect of, principal of, or any interest or other payment on, the Subordinated Note failed to comply with a request of the Company or its liquidator or other authorized person addressed to the Holder (x) to provide information concerning the nationality, residence or identity of the Holder or the Beneficial Owner or (y) to make any declaration or other similar claim to satisfy any requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from all or part of the tax, levy, impost, duty, charge or fee;

(v)       the withholding or deduction is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any directive amending, supplementing or replacing such directive or any law implementing or complying with, or introduced in order to conform to, such directive or directives;

(vi)       the Subordinated Note is presented (where presentation is required) for payment by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the Subordinated Note to another paying agent;

(vii)       the deduction or withholding is imposed by reason of Sections 1471-1474 of the US Internal Revenue Code and the U.S. Treasury regulations thereunder or any agreement with the U.S. Internal Revenue Service in connection with these sections and regulations (“FATCA”), any intergovernmental agreement between the United States and the United Kingdom or any other jurisdiction with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA or any intergovernmental agreement; or

(viii)       any combination of subclauses (i) through (vii) above,

nor shall Additional Amounts be paid with respect to the principal of or any interest or other payment on, the Subordinated Notes to any Holder who is a fiduciary or partnership or any person other than the sole Beneficial Owner of such payment to the extent such payment would be required by the laws of any Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a Beneficial Owner who would not have been entitled to such Additional Amounts, had it been the Holder.

Whenever in the Indenture there is mentioned, in any context, the payment of the principal of or any interest or other payments on, or in respect of, any Subordinated Notes of any series such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this Section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of this Section and as if express mention of the payment of Additional Amounts (if applicable) were made in any provisions hereof where such express mention is not made. Upon request from the Trustee or a paying agent, the Company shall provide information reasonably necessary and readily available in order to enable to the Trustee or paying agent to determine whether any withholding obligations under FATCA apply. None of the Company, the Trustee or a paying agent shall have any liability in connection with the Company’s or Trustee’s or paying agent’s compliance with any such withholding obligation under applicable law.

Subordinated Notes may not be redeemed except in accordance with provisions of applicable law, applicable provisions of the Regulatory Capital Requirements Regulations and except as provided in the Indenture. The Subordinated Notes may not be redeemed in whole or in part at the option of the Holder thereof.

Subject to the limitations specified below, the Company may, at the option of the Company, on not less than 30 nor more than 60 days’ notice, redeem the Subordinated Notes, as a whole but not in part, at a redemption price equal to 100% of the principal amount, of the Subordinated Notes then outstanding, together with any accrued interest to (but excluding) the date fixed for redemption, if at any time:

(i)       the Company determines that as a result of a change in, or amendment to, the laws or regulations of the United Kingdom, or any political subdivision or authority therein or thereof, having the power to tax, including any treaty to which the United Kingdom is a party, or any change in any generally published application or interpretation of such laws, including a decision of any court or tribunal, or any change in the generally published application or interpretation of such laws by any relevant tax authority or any generally published pronouncement by any tax authority, which change, amendment or pronouncement (x) (subject to (y)) becomes, or would become, effective on or after the Issue Date, or (y) in the case of a change in law, if such change is enacted by United Kingdom Act of Parliament or implemented by statutory instrument, on or after the Issue Date (a “Tax Law Change”), the Company has paid or will or would on the next payment date be required to pay Additional Amounts to any Holder of the Subordinated Notes; and/or

(ii)       a Tax Law Change would:

(A)       result in the Company not being entitled to claim a deduction in respect of any payments in computing the Company’s taxation liabilities or materially reducing the amount of such deduction;

(B)       prevent the Subordinated Notes from being treated as loan relationships for United Kingdom tax purposes;

(C)       as a result of the Subordinated Notes being in issue, result in the Company not being able to have losses or deductions set against the profits or gains, or profits or gains offset by the losses or deductions, of companies with which it is or would otherwise be so grouped for applicable United Kingdom tax purposes (whether under the group relief system current as of the date of issue of the Subordinated Notes or any similar system or systems having like effect as may from time to time exist);

(D)       result in a United Kingdom tax liability, or the receipt of income or profit which would be subject to United Kingdom tax, in respect of a write-down of the principal amount of the Subordinated

Notes or the conversion of the Subordinated Notes into shares or other obligations of the Company; or

(E)       result in a Subordinated Note or any part thereof being treated as a derivative or an embedded derivative for United Kingdom tax purposes,

(each such Tax Law Change, a “Tax Event”); provided, however, in each case that the Company could not avoid the consequences of the Tax Event by taking measures reasonably available to it.

Prior to the delivery of any such notice of redemption, the Company shall deliver to the Trustee (i) a written legal opinion of independent United Kingdom counsel of recognized standing (selected by the Company), in a form satisfactory to the Trustee, to the effect that a Tax Event has occurred, and (ii) an Officer’s Certificate confirming (1) that all the conditions necessary for redemption have occurred and that the Company could not avoid the consequences of the Tax Event by taking measures reasonably available to it, and (2) that the Relevant Regulator is satisfied that the relevant change or event is material and was not reasonably foreseeable by the Company on the Issue Date. The Trustee is entitled to conclusively rely on and accept such opinion and Officer’s Certificate without any duty whatsoever of further inquiry, in which event such opinion and Officer’s Certificate shall be conclusive and binding on the Trustee, the Holders and the Beneficial Owners.

Subject to the conditions set out below, the Subordinated Notes are redeemable, as a whole but not in part, at the option of the Company, on not less than 30 calendar days’ nor more than 60 calendar days’ notice, at any time, at a redemption price equal to 100% of the principal amount, together with accrued but unpaid interest, if any, in respect of Subordinated Notes to the date fixed for redemption if, immediately prior to the giving of the notice referred to above, a Capital Disqualification Event has occurred.

Prior to the giving of any notice of redemption, the Company must deliver to the Trustee an Officer’s Certificate stating that (i) a Capital Disqualification Event has occurred, and (ii) the Company has demonstrated to the satisfaction of the Relevant Regulator that the relevant change was not reasonably foreseeable by the Company as at the Issue Date. The Trustee shall be entitled to accept such Officer’s Certificate without any further inquiry, in which event such Officer’s Certificate shall be conclusive and binding on the Trustee and the Holders and Beneficial Owners.

Subject to the conditions set out below, the Company may from time to time purchase Subordinated Notes in the open market or by tender or by private agreement, in any manner and at any price or at differing prices. Subordinated Notes purchased or otherwise acquired by the Company may be held, resold or at its sole discretion, surrendered to the Trustee for cancellation (in which case all Subordinated Notes so surrendered will forthwith be cancelled in accordance with applicable law and thereafter may not be re-issued or resold).

The Subordinated Notes may be redeemed or purchased by the Company prior to Maturity as provided in the foregoing paragraphs, subject to:

(a)       the Company giving notice to the Relevant Regulator and the Relevant Regulator granting permission to the Company to redeem or purchase the Subordinated Notes;

(b)       in respect of any redemption of the Subordinated Notes proposed to be made prior to the fifth anniversary of the date of issuance of the Subordinated Notes, if and to the extent then required under the relevant Regulatory Capital Requirements (a) in the case of an optional redemption due to a Tax Event, the Company having demonstrated to the satisfaction of the Relevant Regulator that the relevant change or event is material and was not reasonably foreseeable by the Company as at the Issue Date or (b) in the case of redemption following the occurrence of a Capital Disqualification Event, the Company having demonstrated to the satisfaction of the Relevant Regulator that the relevant change was not reasonably foreseeable by the Company as at the Issue Date; and

(c)       if and to the extent then required by the relevant Regulatory Capital Requirements (A) on or before the relevant redemption or purchase date, the Company replacing the Subordinated Debt Securities with instruments qualifying as own funds of equal or higher quality on terms that are sustainable for the income capacity of the Company; or (B) the Company demonstrating to the satisfaction of the Relevant Regulator that its Tier 1 Capital and Tier 2 Capital would, following such redemption or purchase, exceed its minimum capital requirements by a margin that the Relevant Regulator may consider necessary at such time based on the Regulatory Capital Requirements.

Notwithstanding the above conditions, if, at the time of any redemption or purchase, the prevailing Regulatory Capital Requirements permit the repayment or purchase only after compliance with one or more alternative or additional preconditions to those set out above, the Company shall comply with such other and/or, as appropriate, additional pre-condition(s).

If the Company elects to redeem the Subordinated Notes, the Subordinated Notes will cease to accrue interest from the date of redemption, provided the redemption price has been paid in accordance with the Indenture.

Upon payment of (i) the amount of principal (and premium, if any) so declared due and payable and (ii) accrued and unpaid interest, all of the Company’s obligations in respect of the payment of the principal of (and premium, if any), and accrued and unpaid interest on, the Subordinated Notes of this series shall terminate.

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner of the Subordinated Notes, by accepting the Subordinated Notes or otherwise purchasing or acquiring the Subordinated Notes, each Holder (including each Beneficial Owner) of the Subordinated Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Subordinated Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Subordinated Notes into shares or other securities or other obligations of the Company or another person; and/or (iii) the amendment or alteration of the maturity of the Subordinated Notes, or amendment of the amount of interest due on the Subordinated Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the Subordinated Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. With respect to (i), (ii) and (iii) above, references to principal and interest shall include payments of principal and interest that have become due and payable (including principal that has become due and payable at Maturity), but which have not been paid, prior to the exercise of any U.K. bail-in power. Each Holder and Beneficial Owner of the Subordinated Notes further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under the Subordinated Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, a “U.K. bail-in power” is any write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company and the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the Banking Act 2009 as the same has been or may be amended from time to time (whether pursuant to the Banking Reform Act 2013, secondary legislation or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, amended, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power).

By accepting the Subordinated Notes or otherwise purchasing or acquiring the Subordinated Notes, each Holder and Beneficial Owner of the Subordinated Notes:

(i)       acknowledges and agrees that the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Subordinated Notes shall not give rise to a default or event of default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act; and

(ii)       to the extent permitted by the Trust Indenture Act, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Subordinated Notes; and

(iii)       acknowledges and agrees that, upon the exercise of any U.K. bail-in power by the relevant U.K. resolution authority, (a) the Trustee shall not be required to take any further directions from Holders under Section 5.12 of the Subordinated Indenture, and (b) neither the Subordinated Indenture nor the Sixth Supplemental Indenture shall impose any duties upon the Trustee whatsoever with respect to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority. Notwithstanding the foregoing, if, following the completion of the exercise of the U.K. bail-in power by the relevant U.K. resolution authority, the Subordinated Notes remain outstanding (for example, if the exercise of the U.K. bail-in power results in only a partial write-down of the principal of the Subordinated Notes), then the Trustee’s duties under the Subordinated Indenture shall remain applicable with respect to the Subordinated Notes following such completion to the extent that the Issuer and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Subordinated Indenture.

By accepting the Subordinated Notes or otherwise purchasing or acquiring the Subordinated Notes, each Holder and Beneficial Owner that acquires its Subordinated Notes in the secondary market shall be deemed to acknowledge and agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders and Beneficial Owners of the Subordinated Notes that acquire the Subordinated Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Subordinated Notes related to the U.K. bail-in power.

By accepting the Subordinated Notes or otherwise purchasing or acquiring the Subordinated Notes, each Holder and Beneficial Owner shall be deemed to have (i) consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. resolution authority of its decision to exercise such power with respect to the Subordinated Notes and (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Subordinated Notes to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the Subordinated Notes as it may be imposed, without any further action or direction on the part of such Holder or Beneficial Owner or the Trustee.

No repayment of the principal amount of the Subordinated Notes or payment of interest on the Subordinated Notes shall become due and payable after the exercise of any U.K. bail-in power by the relevant U.K. resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company and the Group.

Upon the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Subordinated Notes, the Company shall provide a written notice to DTC as soon as practicable regarding such exercise of the U.K. bail-in power for purposes of notifying Holders of such occurrence. The Company shall also deliver a copy of such notice to the Trustee for information purposes only.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Subordinated Notes to be affected thereby by the Company and the Trustee with the consent of the Holders of not less than two-thirds in principal amount of the Subordinated Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Subordinated Notes, on behalf of the Holders of all Subordinated Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Subordinated Note shall be conclusive and binding upon such Holder and upon all future Holders of this Subordinated Note and of any Subordinated Note issued in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Subordinated Note.

No reference herein to the Indenture and no provision of this Subordinated Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay, if and when due and payable, the principal of (and premium, if any) and interest on, this Subordinated Note at the times, place and rate, and in the coin or currency, herein prescribed.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Subordinated Note of this series shall have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless such Holder fulfills the requirements of Section 5.07 under the Indenture.

No reference herein to the Indenture and no provision of this Subordinated Note or of the Indenture shall alter or impair the right of the Holder of this Subordinated Note, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and interest on, this Subordinated Note when due and payable in accordance with the provisions of this Subordinated Note and the Indenture.

The Subordinated Indenture, the Sixth Supplemental Indenture and the Subordinated Notes are governed by, and construed in accordance with, the laws of the State of New York, except for the subordination and waiver of set-off provisions relating to the Subordinated Notes, which are governed by, and construed in accordance with, the laws of Scotland.

Unless otherwise defined herein, all terms used in this Subordinated Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.